Exhibit 10.3
EXECUTION COPY

INSURANCE MATTERS AGREEMENT
among
NORTHROP GRUMMAN CORPORATION,
NEW P, INC.,
and
HUNTINGTON INGALLS INDUSTRIES, INC.
Dated as of March 29, 2011

i

     INSURANCE MATTERS AGREEMENT, dated as of March 29, 2011 (this “Insurance Matters Agreement”), among Northrop Grumman Corporation, a Delaware corporation (“NGC”), New P, Inc., a Delaware corporation (“New NGC”), and Huntington Ingalls Industries, Inc., a Delaware corporation (“HII”).
RECITALS
     A. The parties to this Insurance Matters Agreement, together with certain Subsidiaries of NGC, have entered into the Separation and Distribution Agreement (the “Separation Agreement”), dated as of the date hereof.
     B. Pursuant to the Separation Agreement, the business of NGC will be separated into two publicly traded companies: (a) HII, which following the Separation (as defined in the Separation Agreement) will own and conduct, directly and indirectly, the Shipbuilding Business (as defined in the Separation Agreement), and (b) New NGC, which following the Separation will own and conduct, directly and indirectly, the Retained Business (as defined in the Separation Agreement).
     C. NGC, its Subsidiaries, and their respective predecessors have historically maintained various Insurance Policies (as defined below) providing coverage for the Shipbuilding Business and the Retained Business.
     D. The parties desire to enter into this Insurance Matters Agreement to allocate, among themselves, rights in the Insurance Policies and related coverages.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to become legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Table of Definitions. The following terms have the meanings set forth on the pages referenced below:

Definition	Page
Current Retained Insurance Policies	2
HII	1
Insurance Matters Agreement	1
Insurance Policies	2
New NGC	1
NGC	1
Outside-Entity Insurance Policies	2
Retained Insurance Policies	2
Separation Agreement	1
Shipbuilding Insurance Policies	2

     Section 1.2 Certain Defined Terms. For the purposes of this Insurance Matters Agreement:
          “Current Retained Insurance Policies” means Retained Insurance Policies in effect as of the Distribution Date.
          “Insurance Policies” means insurance contracts of any kind, including, without limitation, first-party property, primary liability, excess liability, self-insurance, captive insurance company arrangements, reinsurance, surety bonds, and certificates of insurance naming or benefiting NGC or one of its pre-Distribution Subsidiaries, together with the rights, benefits, and privileges that arise thereunder or by virtue of law, except that “Insurance Policies” excludes life and employee benefits insurance. “Insurance Policies” includes insurance contracts issued to Subsidiaries of NGC before NGC acquired such Subsidiaries.
          “Outside-Entity Insurance Policies” means any Insurance Policies that (a) are acquired by any entity that is not a member of either Group and (b) name or benefit any New NGC Entity or any HII Entity.
          “Retained Insurance Policies” means the Insurance Policies identified on the memorandum exchanged between the parties to this Insurance Matters Agreement entitled “Listing of Retained Insurance Policies.”
          “Shipbuilding Insurance Policies” means the Insurance Policies identified on the memorandum exchanged between the parties to this Insurance Matters Agreement entitled “Listing of Shipbuilding Insurance Policies.”
     Section 1.3 Other Capitalized Terms. Capitalized terms not defined in this Insurance Matters Agreement shall have the meanings ascribed to them in the Separation Agreement.
ARTICLE II
SHIPBUILDING INSURANCE POLICIES
     Section 2.1 Assignment of Shipbuilding Insurance Policies. Effective as of the date of the Internal Reorganization, to the extent not already assigned, transferred, conveyed and delivered prior to such date and subject to Section 2.2 of the Separation Agreement, NGC hereby assigns, transfers, conveys and delivers to HII and HII hereby accepts and assumes NGC’s rights and obligations in the Shipbuilding Insurance Policies to the extent that the Shipbuilding Insurance Policies cover Shipbuilding Liabilities. NGC shall use reasonable best efforts to obtain written confirmation from its insurance broker that the Shipbuilding Insurance Policies may be assigned to HII or an HII Entity and shall use reasonable best efforts to obtain any necessary consents identified by its insurance broker to assign the Shipbuilding Insurance Policies. Nothing in this Section shall be construed to mean that NGC or New NGC believes that the consent by an insurer to the assignment of any particular Insurance Policy or right or obligation in or under any particular Insurance Policy is required by Law to make such assignment effective.
     Section 2.2 Assumption of Risk. In the event that NGC does not have the right to completely assign the Shipbuilding Insurance Policies to HII, HII shall bear the risk that such coverage is not available and will be obligated at its own expense to obtain replacement coverage, but New NGC shall use reasonable best efforts to assist HII to the extent reasonably necessary to provide HII access to the benefits of the Shipbuilding Insurance Policies. HII shall nonetheless be responsible for handling its own claims and coverage disputes. New NGC shall promptly notify HII if New NGC receives notice from any insurance carrier that NGC does not have the right to assign the Shipbuilding Insurance Policies to HII.
     Section 2.3 Assumption of Amounts Payable. HII shall pay or cause to be paid any self-insured retentions, deductibles, premiums, retrospective premium adjustments, or other amounts payable after the Distribution relating to the Shipbuilding Insurance Policies.
     Section 2.4 Further Assurances. Under the Separation Agreement, HII has assumed or will assume the Shipbuilding Liabilities and is solely responsible for such. HII nevertheless agrees to use its reasonable best efforts to provide the New NGC Group the benefit of the Shipbuilding Insurance Policies to the extent any Person seeks to collect any Shipbuilding Liability against any New NGC Entity. HII shall not cancel, terminate, or amend the Shipbuilding Insurance Policies in a manner that adversely affects coverage for the New NGC Group. HII shall pay all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, deductibles, and retrospective premium adjustments for the Shipbuilding Insurance Policies and related to any Shipbuilding Liability, as well as similar amounts not covered by the Shipbuilding Insurance Policies and related to any of the Shipbuilding Liabilities. New NGC shall not be responsible for letters of credit or surety bonds required to maintain the Shipbuilding Insurance Policies.
     Section 2.5 Pending Claims. Unless otherwise provided in the Separation Agreement, New NGC shall pay to HII all net recoveries received on claims filed by NGC on behalf of the Shipbuilding Business under the Shipbuilding Insurance Policies when such claims were filed prior to the Distribution Date. New NGC shall make payments (net of expenses) to HII within 30 days of receiving the insurance proceeds related to the claims.
ARTICLE III
RETAINED INSURANCE POLICIES
     Section 3.1 Assignment of Retained Insurance Policies. Effective as of the date of the Internal Reorganization, to the extent not already assigned, transferred, conveyed and delivered prior to such date and subject to Section 2.2 of the Separation Agreement, NGC hereby assigns, transfers, conveys and delivers to New NGC and New NGC hereby accepts and assumes NGC’s rights and obligations in the Retained Insurance Policies. NGC shall use reasonable best efforts to obtain written confirmation from its insurance broker that the Retained Insurance Policies may be assigned to New NGC and its Subsidiaries and Affiliates and shall use reasonable best efforts to obtain any necessary consents identified by its insurance broker to assign the Retained Insurance Policies. Nothing in this Section shall be construed to mean that NGC or New NGC believes that the consent by an insurer to the assignment of any particular Insurance Policy or right or obligation in or under any particular Insurance Policy is required by Law to make such assignment effective.
     Section 3.2 Pre-Distribution Occurrences. New NGC shall use reasonable best efforts to provide HII the benefit of the Retained Insurance Policies for occurrences, losses, circumstances and other acts or events occurring prior to the Distribution. HII shall make claims under the Retained Insurance Policies directly to the insurer and shall provide New NGC contemporaneous written notice of any such claim. HII may negotiate settlement of such claims under the Retained Insurance Policies independently of the New NGC Group, but shall keep New NGC reasonably advised concerning the status of any such negotiation. HII shall obtain the prior written consent of New NGC, which shall not be unreasonably withheld or delayed, before initiating coverage litigation against any insurer or initiating any legal action against a broker of the Retained Insurance Policies. In no event will HII initiate coverage litigation directly against any New NGC Entity.
     Section 3.3 HII’s Financial Obligations for the Retained Insurance Policies. After the Distribution Date, HII shall, independently and without the involvement of the New NGC Group, pay all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, deductibles, fronted policy program repayments, and any other amounts not covered by the Retained Insurance Policies and related to any claim made on the Retained Insurance Policies by HII. HII also shall pay its proportionate share of any retrospective premium adjustments for the Retained Insurance Policies, according to the protocols which have historically been followed prior to the Distribution. HII shall not be responsible for letters of credit or surety bonds required to maintain the Retained Insurance Policies.
     Section 3.4 Assumption of Risk. In the event that New NGC does not have the right under the Retained Insurance Policies to provide HII the benefit of such Insurance Policies, HII shall bear the risk that such coverage is not available, but New NGC shall at its own cost and expense use reasonable best efforts to assist HII to the extent reasonably necessary to provide HII access to the benefits of the Retained Insurance Policies. HII shall nonetheless be responsible for its own claims handling. New NGC shall promptly notify HII if New NGC receives notice from any insurance carrier that NGC does not have the right to provide HII with the benefits of the Retained Insurance Policies.
     Section 3.5 Directors’ and Officers’ Insurance. For the six-year period commencing immediately after the Distribution, New NGC shall maintain in effect directors’ and officers’ liability Insurance Policies providing coverage for acts or omissions occurring prior to the Distribution with respect to those Persons who are currently covered by NGC’s directors’ and officers’ liability Insurance Policies, including such Persons who become officers, directors or employees of HII, on terms and at limits no less favorable than New NGC’s directors’ and officers’ liability Insurance Policies in any given policy year.
     Section 3.6 Northrop Grumman Risk Management Inc. Insurance Policies. Notwithstanding Section 3.2 of this Insurance Matters Agreement, HII shall retain coverage under certain self-insurance policies issued by Northrop Grumman Risk Management Inc. until March 15, 2011, but only to the extent that Northrop Grumman Risk Management Inc. has reinsurance contracts covering losses incurred by HII during that period. HII shall, independently and without the involvement of the New NGC Group, pay all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, deductibles, fronted policy program repayments, and any other amounts not covered by reinsurance and related to any claim made on Northrop Grumman Risk Management Inc. Insurance Policies.
     Section 3.7 Replacement Insurance Policies. Except as expressly set forth above, the policy period of all Current Retained Insurance Policies shall be deemed to end as to HII as of the Distribution. HII has arranged and shall be obligated to maintain its own separate replacement Insurance Policies for the period that commences as of the Distribution, and such insurance arrangements shall be separate and apart from the insurance programs of New NGC and its Subsidiaries.
     Section 3.8 Insurance Company Bankruptcy or Insolvency. With regards to the Retained Insurance Policies only, the parties shall use their best efforts to cooperate with one another to maximize the total recovery in the event of any future settlement or other disposition of the liabilities of any insurance company, which shall become insolvent or otherwise seek to avail itself of any scheme of arrangement or bankruptcy proceeding. In addition, the parties shall use their best efforts to allocate to HII any portion of any such recovery which pertains to the Shipbuilding Liabilities.
ARTICLE IV
COOPERATION
     Section 4.1 Cooperation in Claims Handling. Each of New NGC and HII, at the request of the other and at its own cost and expense, shall cooperate with and use reasonable best efforts to assist the other in processing or presenting claims made under any Insurance Policy for the benefit of any insured party.
     Section 4.2 Information. Each of New NGC and HII and their respective Groups shall share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. On or before the Distribution, New NGC will provide to HII the best available listing of historic Insurance Policies that provide coverage to HII for occurrences, claims, losses, circumstances and other acts or events on or after April 3, 2001 and electronic copies of all such Insurance Policies in its possession. HII shall be solely responsible for maintaining this information and New NGC shall not be obligated to provide duplicative or additional information following the Distribution.

     Section 4.3 Retention of Insurance Policies. Each of New NGC Entities and HII Entities will use reasonable best efforts to prevent the destruction of any Insurance Policy, to notify the other Group of the proposed destruction of any Insurance Policy, and to give such other Group reasonable opportunity to take possession of such Insurance Policy prior to such destruction.
     Section 4.4 Certain Actions. Except to the extent provided in this Insurance Matters Agreement, no New NGC Entity or HII Entity shall take any action that would compromise, jeopardize, or otherwise interfere with either Group’s rights under any Insurance Policy. Except as otherwise contemplated by the Separation Agreement, this Insurance Matters Agreement, or any other Ancillary Agreement, after the Distribution, no New NGC Entity or HII Entity shall, without the prior written consent of the other Group, which such consent shall not be unreasonably withheld or delayed, provide any insurance carrier with a release, or amend, modify, settle, compromise, or waive any rights under any Insurance Policy, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder. However, nothing in this Section 4.4 shall (a) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (b) require any member of any Group to pay any premium or other amount or to incur any Liability or (c) require any member of any Group to renew, extend or continue any Insurance Policy.
     Section 4.5 Allocation of Amounts. For purposes of the exhaustion of any limits that apply to coverage available under the Insurance Policies, amounts shall be allocated to the Insurance Policies on a first come/first served basis. That means that amounts covered by such Insurance Policies shall be allocated to such Insurance Policies in the order in which such amounts were paid by the insurance companies.
     Section 4.6 No Agreement to Provide Insurance Management or Risk Management Services. Nothing in this Insurance Matters Agreement shall be construed as providing for or creating an obligation to provide insurance management or risk management services.
     Section 4.7 Outside-Entity Insurance Policies. Outside-Entity Insurance Policies are unaffected by this transaction. It will be the responsibility of each Group to monitor and renew any Outside-Entity Insurance Policies benefiting that Group without the involvement of the other Group. However, the parties shall, each at its own cost and expense, use their reasonable best efforts to cooperate and assist one another to assure that appropriate name change amendments are made to any Outside-Entity Insurance Policies necessary to assure that said Outside-Entity Insurance Policies insure the entity that has the Liabilities to which the insurance relates.
ARTICLE V
GENERAL PROVISIONS
     Section 5.1 Effect if Distribution Does Not Occur. If the Distribution does not occur, then all actions and events that are, under this Insurance Matters Agreement, to be taken or occur effective as of the Distribution, or otherwise in connection with the

Distribution shall not be taken or occur, except to the extent specifically agreed by the parties.
     Section 5.2 Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 5.2 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Article V (relating to Mutual Releases; Indemnification); Article VI (relating to Shared Gains and Shared Liabilities); Article VII (relating to Exchange of Information; Confidentiality); Article VIII (relating to Further Assurances and Additional Covenants); Article IX (relating to Termination); Article X (relating to Dispute Resolution); and Article XI (relating to Miscellaneous). In the event of any conflict or inconsistency between any of the foregoing provisions of the Separation Agreement and any provision of this Insurance Matters Agreement, this Insurance Matters Agreement shall prevail with respect to matters governed by this Insurance Matters Agreement.
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     IN WITNESS WHEREOF, the parties have caused this Insurance Matters Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NORTHROP GRUMMAN CORPORATION
By:	/s/ Mark Rabinowitz
	Name:	Mark Rabinowitz
	Title:	Corporate Vice President & Treasurer

NEW P, INC.
By:	/s/ Mark Rabinowitz
	Name:	Mark Rabinowitz
	Title:	President & Treasurer

HUNTINGTON INGALLS INDUSTRIES, INC.
By:	/s/ C. Michael Petters
	Name:	C. Michael Petters
	Title:	President and Chief Executive Officer

[Signature Page to Insurance Matters Agreement]